--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE

                                        FOR MORE INFORMATION CONTACT:

                                        Mark C. Brown, Senior Vice President and
                                        Chief Financial Officer
                                        (703) 247-2514

                                        Sonya Udler, Vice President,
                                        Corporate Communications
                                        (703) 247-2517
                                        sonya.udler@strayer.edu

                     STRAYER EDUCATION, INC. REPORTS RECORD
              THIRD QUARTER 2002 ENROLLMENT, REVENUES, AND EARNINGS

                   -- STRAYER THIRD QUARTER REVENUES UP 26% --
            -- STRAYER THIRD QUARTER DILUTED EPS OF $0.19, UP 36% --
                -- STRAYER FALL 2002 TOTAL ENROLLMENTS UP 18% --
                -- STRAYER FALL 2002 ONLINE ENROLLMENTS UP 90% --

ARLINGTON, Va., November 1, 2002 - Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three and nine months ended September 30, 2002. Financial highlights are as follows:

THREE MONTHS ENDED SEPTEMBER 30

o Revenues for the three months ended September 30, 2002 increased 26% to $23.0 million, compared to $18.2 million for the same period in 2001, due to increased enrollment and a 5% tuition increase which commenced in January 2002.

o Operating income (EBIT) rose 44% to $4.0 million from $2.7 million for the same period in 2001. Operating income margin was 17.2%, compared to 15.1% for the same period in 2001. The increase in operating margin was due to the three new campuses which were opened in 2001 reaching profitability, as well as the continued high rate of growth of Strayer University Online.

o Net income rose 35% to $2.7 million compared to $2.0 million for the same period in 2001. Earnings per diluted share rose 36% to $0.19 compared to $0.14 for the same period in 2001, as diluted weighted average shares outstanding increased to 14,556,000 from 14,276,000 for the same period in 2001.

NINE MONTHS ENDED SEPTEMBER 30

o Revenues for the nine months ended September 30, 2002 increased 26% to $82.5 million, compared to $65.7 million for the same period in 2001, due to increased enrollment and a 5% tuition increase effective for 2002.

o Operating income (EBIT) rose 17% to $27.5 million from $23.5 million for the same period in 2001. Operating income margin was 33.3%, compared to 35.7% for the same period in 2001. The decrease in operating income margin is primarily attributable to the impact on the first quarter 2002 operating income of opening three new campuses in 2001.

o Net income rose 7% to $17.5 million compared to $16.4 million for the same period in 2001. Earnings per diluted share rose to $1.21 compared to $1.10 for the same period in 2001, as diluted weighted average shares outstanding decreased to 14,485,000 from 14,847,000 for the same period in 2001.

"We are pleased with Strayer's revenue, operating profit and EPS performance for the third quarter and our enrollment results for the fall term, as we continue to implement our strategic plan and business model," said Robert Silberman, President and Chief Executive Officer of Strayer Education, Inc.

BALANCE SHEET AND CASH FLOW

At September 30, 2002, the Company had cash, cash equivalents and marketable securities of $56.8 million and no debt. In the third quarter, as part of its cash management activities, the Company invested an additional $6 million in a diversified, no load, short-term investment grade (Aa3) corporate bond fund. As of September 30, 2002, the Company had $12.1 million invested in this fund.

The Company generated $19.4 million from operating activities in the first nine months of 2002. Capital expenditures for the nine months were $16.1 million, of which $12 million was in the first quarter for the purchase of three existing campus facilities.

In the third quarter 2002, bad debt expense remained at the same level as in the second quarter of 2002 at 1.3%, which was up slightly from 0.9% for the third quarter in 2001. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was seven days in the third quarter of 2002, unchanged compared to the same period in 2001.

STUDENT ENROLLMENT

Enrollment at Strayer University for the 2002 fall term increased 18% to 16,532 students compared to 14,009 for the same term in 2001. Across the Strayer University campus network, new student enrollments increased 15% and continuing student enrollments increased 20%. Strayer University Online enrollments increased 90% to 5,401 students from 2,836. The total number of students taking courses online (including students at brick and mortar campuses taking at least one online course) in the fall 2002 quarter was 6,822.

                               STUDENT ENROLLMENT

                                                                 Fall          Fall          %
                                                                 2001          2002        Change
                                                              -----------   ----------- ------------
New Campuses  (7 in operation 3 or less years)
     Campus Students                                               515         1,141        122%
     Online Students                                               296           988        234%
                                                              -----------   -----------
          Total New Campus Students                                811         2,129        163%
                                                              -----------   -----------

Mature Campuses (13 in operation 4 or more years)
     Campus Students                                            10,658         9,990        - 6%
     Online Students                                             1,819         3,335         83%
                                                              -----------   -----------
          Total Mature Campus Students                          12,477        13,325          7%
                                                              -----------   -----------

Out of Area Online Students                                        721         1,078         50%
                                                              -----------   -----------

Total University Enrollment                                     14,009        16,532         18%
                                                              ===========   ===========

Total Students Taking 100% Courses Online                        2,836         5,401         90%

Total Students Taking At Least 1 Course Online                   3,672         6,822         86%

NEW CAMPUS / STATE OPENINGS

Due to strong demand at its Raleigh-Durham, N.C. campus, the company announced its intention to open a second campus in the Raleigh-Durham area by fall 2003. The Company also announced that in the third quarter Strayer University received approval from the South Carolina Commission on Higher Education to offer its academic programs at up to three campuses in the State of South Carolina. The Company also announced that in October the Committee on Post-Secondary Educational Institutions of the Tennessee Higher Education Commission voted unanimously to recommend authorization of Strayer University to operate two new campuses in the State of Tennessee. This recommendation is subject to review and final approval by the full Commission. The Company also announced that Strayer University had made applications to operate in the states of Pennsylvania and Delaware and will pursue approval in these states as part of a multiyear expansion plan. The Company reiterated its intention to open two to three new campuses by the fall term 2003.

EXPANDED ONLINE COURSE OFFERINGS

Strayer University began an asynchronous course pilot program in 2001, which featured five classes in the initial summer 2001 quarter rollout. Strayer University Online is currently offering 295 asynchronous classes in the fall 2002 quarter, and all academic programs are now available asynchronously.

CORPORATE/GOVERNMENT SPONSORSHIPS

Also during the third quarter, Strayer University continued to expand the scope of its existing corporate and governmental sponsorship arrangements and added new sponsorship agreements with Meridian KSI, Inc. and the U.S. Department of Defense Acquisition University. The Company's total number of corporate/government sponsorship arrangements is now 87.

STATUS OF SECONDARY OFFERING

On October 8, 2002, the Company filed a registration statement with the SEC for a proposed offering of up to 2.3 million shares of common stock. The Company will not receive any of the proceeds of the offering. The common shares proposed to be offered for sale will be issued upon the conversion of Series A convertible preferred stock currently held by New Mountain Partners, L.P., a private equity firm, and DB Capital Partners, Inc., an affiliate of Deutsche Bank.

This filing is being made pursuant to the exercise of existing registration rights held by New Mountain and DB Capital. After giving effect to the offering, New Mountain will beneficially own in excess of 25% of Strayer's equity securities.

A registration statement relating to the proposed common stock offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state.

BUSINESS OUTLOOK

Based on the strong enrollment growth announced for the fall term, the Company estimates fourth quarter diluted EPS will be in the range of $0.57 - $0.59, before the effect of expenses associated with the Company's announced Secondary Offering, currently estimated to be approximately $.02 per diluted share. Based on its fourth quarter estimates, the Company expects to be at the high end of its previously announced full year 2002 diluted EPS estimates of $1.76 - $1.80, before the effect of expenses associated with the Company's announced Secondary Offering, currently estimated to be approximately $.02 per diluted share. Based on the strong enrollment results for the fall 2002 term, the Company is providing the following full year 2003 estimates:

             Enrollment:                          14% - 16% increase

             Revenue:                             $138 - $142 million

             Operating Margin:                    34.5% - 35.5%

             Diluted EPS:                         $2.12 - $2.16

             Diluted Shares Outstanding:          14,775,000

STOCK OPTION ACTIVITY AND CALCULATION OF TOTAL POTENTIAL SHARE ISSUANCE

In the third quarter of 2002, no additional stock options were granted by the Company. Under the 1996 Stock Option Plan, an additional 579,405 stock options have been authorized but remain unissued.

The Company accounts for the fair value of its stock options in accordance with APB Opinion No. 25. Had compensation expense been determined based on the value of the options at grant dates computed by the Black-Scholes methodology, the Company's net income and diluted net income per share would have been $2.1 million and $0.14 per share, respectively, for the three months ended September 30, 2002 and $15.7 million and $1.08 per share, respectively, for the nine months ended September 30, 2002. The fair value of each option granted in 2001 was estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: dividend yield of .7%; expected volatility of 47%; risk-free interest rate of 4.75% and an expected term of 5.3 years. The weighted average fair value for the 2001 grants was $16.68. The fair value of each option granted in 2002 was estimated using the Black-Scholes option-pricing model using the following assumptions: dividend yield of .7%; expected volatility of 43%; risk-free interest rate of 4.81%; and an expected term of 5.9 years. The weighted average fair value for the 2002 grants was $23.65.

Shares used to compute diluted earnings per share include common shares issued and outstanding, the assumed conversion of Series A Convertible Preferred Shares outstanding, and the assumed exercise of issued stock options using the Treasury Stock Method. Our total current and potential common shares outstanding is as follows:

      Current
      -------
      Common shares issued and outstanding at 9/30/02                        8,352,412
      Convertible Series A Preferred Stock, convertible on a
          1:1 basis (outstanding or recorded) at 9/30/02                     6,003,869
      Issued stock options using Treasury Stock Method                         200,250
                                                                          ------------
            Subtotal                                                        14,556,531

      Potential
      ---------
      Accrual of required PIK dividends on Convertible Series A
          Preferred Stock through May 2006                                     962,924 (a)
      Total issued stock options, less options accounted for using
          the Treasury Stock Method above                                      769,750
      Authorized but unissued options                                          579,405
                                                                          ------------
            Subtotal                                                         2,312,079
                                                                          ------------
            Total current and potential common shares                       16,868,610
                                                                          ============

     (a) This number may be smaller as it does not reflect the possible reduction of Series A PIK dividends that would be associated with the consummation of the proposed 2.3 million common share Secondary Offering which the Company currently expects to close in the fourth quarter of 2002. In addition, these potential numbers do not reflect that the Company has the right to force conversion of all remaining Series A preferred shares into common shares after May 15, 2004 if the Company's common stock price trades above $52.00 per share for twenty consecutive trading days.

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss its third quarter 2002 earnings on November 1 at 10:00 a.m. EST. To participate on the live call, investors should dial (800) 289-0544 10 minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 682011) starting at 3 p.m. EDT on Friday, November 1 and will be available through Tuesday, November 5 and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company which owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy.

Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, and information technology. The University has more than 16,500 working adult students at 20 campuses in Maryland, Washington, D.C., Virginia, and North Carolina and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing high quality education that prepares working adult students for advancement in their careers and professional lives. By adapting to the latest techniques and technologies used in business, Strayer provides our graduates with practical skills and a competitive edge in the changing marketplace.

Strayer University is accredited by the Middle States Commission on Higher Education. Founded in 1892, Strayer attracts students from around the country and throughout the world.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "(Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        For the three months ended              For the nine months ended
                                                               September 30,                            September 30,
                                                     -----------------------------------      ----------------------------------
                                                                                    %                                       %
                                                       2001        2002           Change        2001         2002         Change
                                                     -------      -------         ------      -------      -------        ------
Revenues                                             $18,222      $23,026           26%       $65,692      $82,547          26%
                                                     -------      -------                     -------      -------
Costs and expenses:
Instruction and educational support                    8,057        9,770           21%        24,119       29,768          23%
Selling and promotion                                  3,890        5,044           30%         8,727       12,537          44%
General and administration                             3,531        4,254           20%         9,381       12,757          36%
                                                     -------      -------                     -------      -------
                                                      15,478       19,068           23%        42,227       55,062          30%
                                                     -------      -------                     -------      -------

Income from operations                                 2,744        3,958           44%        23,465       27,485          17%
Operating Income Margin                                 15.1%        17.2%                       35.7%        33.3%

Investment and other income                              548          484          -12%         3,407        1,242         -64%
                                                     -------      -------                     -------      -------

Income before income taxes                             3,292        4,442           35%        26,872       28,727           7%

Provision for income taxes                             1,284        1,732                      10,479       11,203
                                                     -------      -------                     -------      -------

Net income                                             2,008        2,710           35%        16,393       17,524           7%

Preferred stock dividends
and accretion                                          1,997        2,035            2%         2,952        6,076         106%
                                                     -------      -------                     -------      -------

Net income available to
common stockholders                                      $11         $675                     $13,441      $11,448         -15%
                                                     =======      =======                     =======      =======

Basic net income per share                             $0.00        $0.08                       $1.13        $1.37          21%
                                                     =======      =======                     =======      =======

Diluted net income per share                           $0.14        $0.19           36%         $1.10        $1.21          10%
                                                     =======      =======                     =======      =======

Common dividend per share                             $0.065       $0.065           --         $0.195       $0.195          --

Weighted average shares outstanding
    Basic                                              8,342        8,352                      11,851        8,352
    Diluted                                           14,276       14,556                      14,847       14,485

                       STRAYER EDUCATION, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                       (Amounts in thousands)

                                ASSETS

                                                                      At December 31,        At September 30,
                                                                           2001                    2002
                                                                         ---------              ---------
Current assets:
     Cash and cash equivalents .......................................   $  57,659              $  44,695
     Short-term investments - restricted .............................       1,046                  1,053
     Marketable securities (short-term bond fund)
        available for sale, at fair value ............................          --                 12,075
     Tuition receivable - net ........................................      19,012                 27,635
     Income taxes receivable .........................................          --                  2,494
     Other current assets ............................................         879                  1,759
                                                                         ---------              ---------
     Total current assets ............................................      78,596                 89,711

Student loan receivable - net ........................................       8,392                  9,251
Property and equipment - net .........................................      23,100                 36,530
Other assets .........................................................         400                    414
                                                                         ---------              ---------

Total assets .........................................................   $ 110,488              $ 135,906
                                                                         =========              =========

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable ................................................   $   1,882              $   3,744
     Accrued expenses ................................................         562                    919
     Dividends payable ...............................................       1,855                  1,855
     Unearned tuition ................................................      23,204                 34,528
     Income taxes payable ............................................       1,247                     --
                                                                         ---------              ---------
Total current liabilities ............................................      28,750                 41,046
                                                                         ---------              ---------

Deferred lease incentives ............................................         763                  1,911

Mandatorily redeemable convertible Series A
   preferred stock ...................................................     148,347                150,485

Stockholders' equity (deficit):
     Common stock ....................................................          83                     83
     Additional paid-in-capital ......................................       1,759                  1,759
     Retained earnings (accumulated deficit) .........................     (69,214)               (59,423)
     Accumulated other comprehensive income (loss) ...................          --                     45
                                                                         ---------              ---------
Total stockholders' equity (deficit) .................................     (67,372)               (57,536)
                                                                         ---------              ---------

Total liabilities and stockholders' equity (deficit) .................   $ 110,488              $ 135,906
                                                                         =========              =========

                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                                                     For the nine months ended
                                                                                           September 30,
                                                                                    ------------------------------
                                                                                       2001               2002
                                                                                    ---------            ---------
Cash flows from operating activities:
     Net income ................................................................    $  16,393            $  17,524
     Adjustments to reconcile net income to net cash:
        Depreciation and amortization ..........................................        1,944                2,652
        Gain on sale of marketable securities ..................................         (887)                  --
        Amortization of deferred lease incentives ..............................           --                 (165)
     Changes in assets and liabilities:
        Short-term investments - restricted ....................................          (32)                  (7)
        Tuition receivable, net ................................................       (6,063)              (8,623)
        Other current assets ...................................................         (548)                (880)
        Other assets ...........................................................          (91)                 (74)
        Accounts payable .......................................................           99                1,891
        Accrued expenses .......................................................          143                  357
        Income taxes payable / receivable ......................................        1,212               (3,741)
        Unearned tuition .......................................................        9,598               11,324
     Student loans originated ..................................................       (5,551)              (6,270)
     Collections on student loans receivable ...................................        4,627                5,411
                                                                                    ---------            ---------
          Net cash provided by operating activities ............................       20,844               19,399
                                                                                    ---------            ---------

Cash flows from investing activities:
     Purchases of property and equipment .......................................       (5,074)             (16,082)
     Purchase of marketable securities (short-term bond fund) ..................           --              (12,000)
     Maturities of and proceeds from marketable securities .....................       50,384                   --
                                                                                    ---------            ---------
          Net cash provided by (used in) investing activities ..................       45,310              (28,082)
                                                                                    ---------            ---------

Cash flows from financing activities:
     Exercise of stock options .................................................        1,434                   --
     Deferred lease incentives .................................................           --                1,313
     Repurchase of common stock ................................................     (179,375)                  --
     Common dividends paid .....................................................       (2,539)              (1,628)
     Preferred dividends paid ..................................................         (663)              (3,937)
     Issuance of convertible preferred stock ...................................      150,000                   --
     Payments of costs of tender offer and issuance of preferred stock .........       (5,788)                 (29)
                                                                                    ---------            ---------
          Net cash used in financing activities ................................      (36,931)              (4,281)
                                                                                    ---------            ---------

          Net increase in cash and cash equivalents ............................       29,223              (12,964)
Cash and cash equivalents -- beginning of period ...............................       25,190               57,659
                                                                                    ---------            ---------
Cash and cash equivalents -- end of period .....................................    $  54,413            $  44,695
                                                                                    =========            =========